Exhibit 10.2

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of May 9, 2022 (the “Effective Date”), by and among Eve Holding, Inc., a Delaware corporation (the “Company”), Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”), and, solely for purposes of Sections 2.1, 2.5(b), 2.10 and 4.4, Article VI and Article VIII, Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor” and, together with Company and EAH, the “Parties”, and each a “Party”).

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of December 21, 2021, by and among EAH, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), EVE UAM, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Eve”), and Zanite Acquisition Corp., a Delaware corporation (the “BCA”);

WHEREAS, as of the date hereof and immediately following the closing of the transactions contemplated by the BCA, EAH holds ninety point three percent (90.3%) of the issued and outstanding Shares (as defined below); and

WHEREAS, pursuant to the BCA, the Company and EAH are entering into this Agreement to provide for, among other things, certain governance matters and other rights and obligations associated with the ownership of Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning specified in the preamble hereto.

“Annual Financial Statements” has the meaning specified in Section 4.1(e).

“BCA” shall have the meaning set forth in the recitals hereto.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Cleveland, Ohio or São Paulo, Brazil are authorized or required by Law to close.

“Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Public Documents” has the meaning specified in Section 4.1(f).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of NYSE.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Director” has the meaning specified in Section 2.1(a).

“EAH” shall have the meaning specified in the preamble hereto.

“Effective Date” shall have the meaning specified in the preamble hereto.

“Embraer” shall have the meaning specified in the preamble hereto.

“Embraer Directors” has the meaning specified in Section 2.1(a).

“Embraer Group” means EAH and its Affiliates; provided that for purposes of this definition, Embraer Group shall not include the Company or any of its Subsidiaries.

“Embraer Group Requisite Ownership” has the meaning specified in Section 2.2(a).

“Embraer Independent Directors” has the meaning specified in Section 2.1(a).

“Embraer Public Filings” has the meaning specified in Section 4.1(j).

“Embraer Transferee” shall have the meaning specified in Section 8.4.

“Eve” shall have the meaning specified in the preamble hereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Government Official” shall mean (i) any elected or appointed governmental official (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (iii) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (iv) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive)

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“IFRS” means the International Financial Reporting Standards and related interpretations as issued by the International Accounting Standards Board (IASB).

“Indemnified Liabilities” has the meaning set forth in Section 6.1(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Necessary Action” means, with respect to a specified result set forth in this Agreement, any action that is necessary or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including: (a) voting or providing a written consent or proxy with respect to the Shares; (b) causing the adoption of amendments to the Organizational Documents; (c) executing agreements and instruments relating to such specified result; and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result.

“Master Services Agreement” has the meaning set forth in Section 3.2.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to the Company and any of its Subsidiaries, collectively, such Person’s articles of association, memorandum of association or other similar governing instruments required by the Laws of its jurisdiction of formation or organization.

“Party” shall have the meaning set forth in the preamble hereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Quarterly Financial Statements” has the meaning specified in Section 4.1(d).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Shares” means shares of Common Stock of the Company, par value of $0.001 each.

“Sponsor” has the meaning specified in the preamble hereto.

“Sponsor Director(s)” has the meaning specified in Section 2.1(a).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Transfer” means, with respect to any securities, to sell, assign, transfer, pledge or otherwise dispose of such securities.

“Unaffiliated Director” has the meaning specified in Section 2.1(a).

ARTICLE II

BOARD MATTERS; APPROVAL RIGHTS

Section 2.1 Initial Board Composition.

(a) As of the Effective Date, the initial number of directors of the Board (each, a “Director”) shall be seven (7), of which (i) EAH shall have the right to designate for nomination by the Board five (5) of the Directors (the

“Embraer Directors”), three (3) of whom shall satisfy the independence requirements of the NYSE (the “Embraer Independent Directors”), (ii) Sponsor, pursuant to the terms of the BCA, shall have the right to designate for nomination by the Board one (1) Director (the “Sponsor Director”), and (iii) one shall be mutually agreed upon between EAH and the Sponsor, and who shall satisfy the independence requirements of the NYSE (the “Unaffiliated Director”).

(b) In accordance with the Company’s Organizational Documents, as of the Effective Date, the Directors shall be divided into three (3) classes of Directors designated as Class I, Class II and Class III. Each class of Directors shall consist, as nearly equal as possible, of one third (1/3) of the total number of Directors constituting the entire Board. The Class I Directors shall serve for a one (1)-year term of office, the Class II Directors shall serve for a two (2)-year term of office, and the Class III Directors shall serve for a three (3)-year term of office. At each succeeding annual general meeting of the Company, successors to the class of Directors whose term expires at that meeting shall be elected for a three (3)-year term of office.

(c) The Company shall take all Necessary Action to cause, as of the Effective Date, the Embraer Directors, the Sponsor Director and the Unaffiliated Directors to be divided into Class I, Class II and Class III, as follows:

(i) the Class I Directors shall include the Unaffiliated Director and one (1) Embraer Independent Director;

(ii) the Class II Directors shall include two (2) Embraer Independent Directors; and

(iii) the Class III Directors shall include the Sponsor Director and the two (2) remaining Embraer Directors.

(d) The initial term of the Class I Directors shall expire at the first (1st) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected.

Section 2.2 EAH Representation.

(a) For so long as the Embraer Group collectively holds a number of Shares representing less than a majority of the Shares then issued and outstanding but at least ten percent (10%) of the Shares then issued and outstanding (the “Embraer Group Requisite Ownership”), at the request of EAH, the Company and EAH shall take all Necessary Action to (i) include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected such number of individuals nominated by EAH so that if elected, there will be a number of Embraer Directors at least proportional to the number of Shares then owned by Embraer Group and not less than one (1) Director; (ii) to include such persons in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of Directors at each applicable annual or special meeting of stockholders held for the election of Directors; and (iii) cause the election of each such designee to the Board, including nominating such designees to be elected as directors and by soliciting proxies in favor of the election of such persons.

(b) If at any time the Embraer Group collectively holds a number of Shares representing less than the Embraer Group Requisite Ownership such that the rights set forth in Section 2.2(a) no longer apply, then any Director previously nominated by Embraer and then serving on the Board shall be entitled to serve for the remainder of his or her term as a Class I, Class II or Class III Director, as applicable, and shall not be required to resign from the Board prior to the expiration of such term.

Section 2.3 Chairperson. For so long as the Embraer Group collectively holds a number of Shares representing at least than twenty percent (20%) of the Shares then issued and outstanding, the Embraer Directors shall have the right to designate the Chairperson of the Board. The Chairperson may, but is not required to, be an Embraer Director.

Section 2.4 Committee Representation. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership, the Embraer Directors shall have the right to appoint a number of Embraer Directors to serve on each Committee of the Board that is proportional to the number of Shares Embraer Group then owns, so long as such appointment complies with the applicable rules of NYSE and the Commission.

Section 2.5 Vacancies and Removal.

(a) EAH shall have the exclusive right to request the removal of any Embraer Director from the Board, and the Company shall take all Necessary Action to cause the removal of any Embraer Director at the request of EAH. EAH shall have the exclusive right to appoint or nominate for election, as the case may be, to the Board a Director to fill vacancies created by reason of death, removal or resignation of any then-serving Embraer Director or the Chairperson of the Board, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement Directors nominated by EAH as promptly as reasonably practicable.

(b) During the initial term of the Sponsor Director, the Sponsor shall have the exclusive right to request the removal of the Sponsor Director from the Board, and the Company shall take all Necessary Action to cause the removal of the Sponsor Director at the request of the Sponsor. The Sponsor shall have the exclusive right to appoint or nominate for election, as the case may be, to the Board a Director to fill a vacancy created by reason of death, removal or resignation of the then-serving Sponsor Director for the remaining initial term of the Sponsor Director, and the Company shall take all Necessary Action to cause such vacancy to be filled by the replacement Director nominated by the Sponsor as promptly as reasonably practicable. For the avoidance of doubt, other than the right to appoint the Sponsor Director for the initial term pursuant to Section 2.1 and the right replace the Sponsor Director for the remainder of the Sponsor Director’s initial term pursuant to this Section 2.5(b), the Sponsor will not have any right under this Agreement to appoint or replace any Directors.

Section 2.6 Board Meeting Expenses. The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to this Agreement in the course of, and in connection with, his or her service as a Director, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of any of the Company’s Subsidiaries or any of their respective committees.

Section 2.7 Director Indemnification. As promptly as reasonably practicable following the Effective Date, the Company shall enter into an indemnification agreement with each Embraer Director and the Sponsor Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. The Company shall not amend, alter or repeal any right to indemnification or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable law, contained in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto). Such indemnification agreements shall reflect that (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Directors are primary, and any obligation of the Directors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Director are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by each Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between the Company and the Directors or the certificate of incorporation or bylaws of the Company and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Directors from any and all claims against any of the Directors for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 2.8 D&O Insurance. The Company shall (a) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated pursuant to this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.9 Controlled Company Exception. At all times at which the Company is Controlled Company Eligible and for so long as requested by EAH, the Company shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of NYSE or any other exchange on which the Shares are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions; provided that the Board shall initially include at least four (4) Directors who satisfy the independence requirements of NYSE.

Section 2.10 Sharing of Information. Each of the Company, EAH and the Sponsor agrees and acknowledges that the Embraer Directors and the Sponsor Director may share confidential, non-public information about the Company and its Subsidiaries with members of the Embraer Group, the Sponsor, and their Representatives, respectively.

Section 2.11 Certain Approvals. For so long as the Embraer Group collectively holds a number of Shares representing at least thirty-five percent (35%) of the Shares then issued and outstanding, the Company will not undertake, or agree to undertake, whether directly or indirectly, any of the following actions without the prior written consent of EAH; provided that to the extent such action requires stockholders consent or approval as a matter of Law, consent or approval given by EAH for such purpose shall constitute consent for the purpose of this Section 2.11: (a) any transaction or series of related transactions that results in a direct or indirect sale (including by way of merger, consolidation, recapitalization, reorganization, transfer, sale or other business combination or similar transaction) of greater than thirty percent (30%) of the property or assets, or greater than thirty percent (30%) of the voting securities of, the Company (other than (i) pursuant to any offer to purchase securities made directly to the stockholders of the Company that is not subject to approval by the Board, (ii) any merger or issuance of voting securities that does not result in a Person or group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becoming the holder of greater than thirty percent (30%) of the voting securities of the Company, or (iii) any reorganization or recapitalization that does not violate clauses (b) or (c) of this Section 2.11); (b) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company, except for a liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) in connection with an involuntary case within the meaning of any bankruptcy or similar Law relating to insolvency; (c) any amendment to or modification of the Organizational Documents of the Company that materially and adversely affects EAH in its capacity as stockholder of the Company; (d) relocation of the domicile of the Company; (e) any change to the Company’s corporate name; (f) any change to the size of the Board; or (g) any corporate action that would have the effect of eliminating, or materially adversely affecting, any approval right to which EAH is then entitled pursuant to clauses (a) through (e) of this Section 2.11.

ARTICLE III

CERTAIN COVENANTS

Section 3.1 Corporate Opportunities.

(a) From and after the Effective Date and for so long as the Embraer Group collectively holds a number of Shares representing at least the Embraer Group Requisite Ownership or has any directors, officers or employees who serve on the Board, (A) the Board will (i) in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce to the fullest extent permitted by Law any interest or expectancy of the Company in, or in being communicated about, presented with or offered an opportunity to participate in, any corporate opportunities of the Company or its Subsidiaries that are presented to any member of the Embraer Group or any of its directors, officers or employees; and (ii) elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware; and (B) in the event that any Embraer Director acquires knowledge of a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Director shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Company or any of its Affiliates or stockholders and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Director pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (including, without limitation, any member of the Embraer Group) or does not present such opportunity to the Company or any of its Affiliates or stockholders.

(b) For the purposes of this Section 3.1, “corporate opportunities” shall include, but not be limited to, business opportunities which the Company and its Subsidiaries is financially able to undertake, which are, from their nature, in the line of the Company’s and its Subsidiaries’ businesses, are of practical advantage to it and are ones in which the Company and its Subsidiaries would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Embraer Group or its directors, officers or employees, the self-interest of the Embraer Group or any of its directors, officers or employees will or could be brought into conflict with that of the Company and its Subsidiaries.

Section 3.2 Amendments to Master Services Agreements; Related Party Transactions. For so long as the Embraer Group collectively holds a majority of the Shares then issued and outstanding, the Company shall not, and shall cause its Subsidiaries not to, (i) materially amend, waive any material rights under or terminate (other than as a result of expiration, non-renewal or material breach) that certain Master Services Agreement, dated as of December 14, 2021, by and between Eve and Embraer, or that Master Services Agreement, dated as of December 14, 2021, by and between Eve and Atech –Negócios e Tecnologias S.A. (the “Master Services Agreement”), or (ii) effectuate any transactions subject to the Company’s policies or procedures relating to transactions with related persons, without the prior approval of a majority of the Directors that satisfy the independence requirements of NYSE.

Section 3.3 No Share Transfer Restrictions. The Company will not, without the prior written consent of EAH, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of EAH to freely Transfer its Shares or would restrict or limit the rights of any transferee of EAH as a holder of Shares. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of EAH, (a) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (i) an increase in the ownership of Shares by EAH causing the rights thereunder to detach or become exercisable and/or (ii) EAH and its transferees not being entitled to the same rights thereunder as other holders of Shares or (b) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, EAH as a the Company stockholder either (i) solely as a result of the amount of Shares owned by EAH or (ii) in a manner not applicable to the Company stockholders generally.

Section 3.4 Certain Tax Payments. For any period or portion thereof during which the Company is treated as a member of any consolidated, combined, affiliated or other group for U.S. federal or applicable state income tax purposes, and an EAH or an affiliate thereof is the common parent of such group for U.S. federal or applicable state income tax purposes, the Company and such common parent shall enter into the tax sharing agreement in the form attached hereto as Exhibit A on the date the Company becomes a member of such consolidated, combined, affiliated or other group for U.S. federal or applicable state income tax purposes.

Section 3.5 Company Policies and Procedures.

(a) For the duration of the Master Agreements:

(i) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, not take any action directly or indirectly to (A) offer or pay, or authorize the offer or payment of, any money or anything of value, or (B) accept any payment referred to in clause (A), in each case, in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage;

(ii) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent to Embraer’s compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and

(iii) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, implement, maintain and enforce, a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.

ARTICLE IV

FINANCIAL STATEMENTS; ACCESS TO INFORMATION

Section 4.1 Financial Statements; Disclosure and Financial Controls. For so long as the Embraer Group collectively holds a number of Shares representing at least twenty percent (20%) of the Shares then issued and outstanding:

(a) The Company shall, and shall cause its Subsidiaries (if any) to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as Embraer’s fiscal year and fiscal quarters commence and end, and maintain monthly accounting periods that commence and end on the same calendar days as Embraer’s monthly accounting periods commence and end.

(b) The Company shall deliver to EAH, as soon as available, but in any event in accordance with the financial closing deliverables timeline established by EAH, after the end of each monthly accounting period in each fiscal year, (i) a subsidiary reporting package prepared in accordance with IFRS (and GAAP, if requested by EAH), consistently applied, and the accounting policies of Embraer and (ii) such other information as reasonably requested from time to time by EAH.

(c) The Company shall deliver to EAH, as soon as practicable, but in any event within twenty-five (25) days after the end of each quarterly accounting period of the Company in each fiscal year (i) the consolidated financial statements of the Company and its Subsidiaries (and notes thereto) (in the forms to be publicly filed by the Company pursuant to applicable Law, if applicable), for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and, if applicable, comparisons to budgeted amounts, all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, consistently applied and (ii) discussion and analysis by management of the Company’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that the Company will deliver such information at a specified, earlier time upon EAH’s written request with at least twenty (20) days’ advance notice. The information set forth in (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than seven (7) Business Days prior to the date the

Company publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, the Company will deliver to EAH the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of the Company in the forms required under Commission rules for periodic reports and in form and substance satisfactory to EAH; provided, however, that the Company may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that EAH’s and the Company’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Quarterly Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Embraer’s financial statements or related disclosures.

(d) The Company shall deliver to EAH, as soon as available (i) but in any event (A) within forty-five (45) days after the end of each fiscal year of the Company, internally prepared draft annual financial statements, and (B) within sixty (60) days after the end of each fiscal year of the Company, the annual financial statements of the Company (prepared in accordance with GAAP and in the forms required to be publicly filed by it pursuant to applicable Law, if applicable), and (ii) but in any event no later than twenty (20) Business Days prior to the date on which EAH has notified the Company that Embraer intends to file its annual report on Form 20-F or reference form (formulário de referência) or other document containing annual financial statements with the Commission or the CVM, any financial and other information and data with respect to the Company and its Subsidiaries (if any) and their business, properties, financial position, results of operations and prospects as is reasonably requested by EAH in connection with the preparation of Embraer’s financial statements and annual report on Form 20-F. As soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which the Company is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, the Company will deliver to EAH (x) drafts of the consolidated financial statements of the Company and its Subsidiaries (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (y) a discussion and analysis by management of the Company and its Subsidiaries financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in (x) and (y) above is referred to in this Agreement as the “Annual Financial Statements.” the Company will deliver to EAH all revisions to such drafts as soon as any such revisions are prepared or made. No later than seven (7) Business Days prior to the date the Company publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, the Company will deliver to EAH the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of the Company in the forms required under Commission rules for periodic reports and in form and substance satisfactory to EAH; provided, however, that the Company may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that Embraer’s and the Company’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Annual Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission. Without limiting the foregoing, the Company will consult with EAH regarding EAH’s comments on the Annual Financial Statements and related disclosures and shall accept all of EAH’s comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by EAH and indirect ownership by Embraer will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of EAH.

(e) The Company shall deliver to EAH (i) substantially final drafts, as soon as the same are prepared, of (A) all reports, notices and proxy and information statements to be sent or made available by the Company or its Subsidiaries to its or their respective security holders and (B) all registration statements and prospectuses to be filed by the Company or its Subsidiaries with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A) and (B) are referred to in this Agreement as “Company Public Documents”), and (ii) as soon as practicable, but in no event later than five (5) Business Days prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Company Public Documents; provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that the legal and financial representatives of EAH and the Company will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon EAH’s financial statements or related disclosures. Without limiting the foregoing, the Company shall consult with EAH regarding EAH’s comments on the Company Public Documents and shall accept all of EAH’s comments on such Company Public Documents except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Company Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by EAH and indirect ownership by Embraer will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of EAH.

(f) The Company shall as promptly as practicable deliver to EAH copies of all annual budgets and financial projections (consistent in terms of format and detail with Embraer’s historical practices, except as mutually agreed upon by the Parties) relating to the Company on a consolidated basis and will provide EAH an opportunity to meet with management of the Company to discuss such budgets and projections. In addition, to the extent requested by EAH, the Company will participate in Embraer’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as EAH may reasonably request.

(g) With reasonable promptness, the Company shall deliver to EAH such other information and financial data concerning the Company and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be requested by EAH.

(h) The Company will consult with EAH as to the timing of its annual and quarterly earnings releases and any interim financial guidance for a current or future period and the Company will give EAH the opportunity to review the information therein relating to the Company and its Subsidiaries (if any) and to comment thereon. The Company shall coordinate with EAH the timing of (i) the Company’s earnings release conference calls and (ii) the Company’s public earnings release issuance and filings with the Commission, in each case as directed by EAH. No later than one (1) Business Day prior to the time and date that the Company intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, the Company will deliver to EAH copies of substantially final drafts of all related press releases and other statements to be made available by the Company to employees of such Party or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of the Company or its Subsidiaries. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the Company will consult with EAH regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the Company will deliver to EAH copies of final drafts of all press releases and other public statements. The Company shall obtain the written consent of EAH prior to issuing any press releases or otherwise making public statements with respect to any of the transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

(i) The Company will cooperate fully, and cause its auditors to cooperate fully, with EAH to the extent requested by EAH in the preparation of Embraer’s public earnings or other press releases, quarterly reports on Form 6-K, annual reports to stockholders, annual reports on Form 20-F, any current reports on Form 6-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Embraer with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Embraer Public Filings”). The Company agrees to provide to EAH all information that EAH requests in connection with any Embraer Public Filings or that, in the judgment of Embraer’s counsel, is required to be disclosed or incorporated by reference therein under any Law. The Company will provide such information in a timely manner on the dates requested by EAH (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Embraer to prepare, print and release all Embraer Public Filings on such dates as Embraer may determine but in no event later than as required by applicable Law. The Company will use its commercially reasonable efforts to cause its auditors to consent to any reference to them as experts in any Embraer Public Filings required under any Law. If and to the extent requested by EAH, the Company will diligently and promptly review all drafts of such Embraer Public Filings and prepare in a diligent and timely fashion any portion of such Embraer Public Filing pertaining to the Company. Prior to any printing or public release of any Embraer Public Filing, an appropriate executive officer of the Company will, if requested by EAH, certify that the information relating to the Company or its Subsidiaries in such Embraer Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, the Company will not publicly release any financial or other information which conflicts with the information with respect to the Company or its Subsidiaries that is included in any Embraer Public Filing without EAH’s prior written consent.

Section 4.2 Access to Information. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership:

(a) The Company shall permit, unless prohibited by applicable Law, representatives designated by the members of the Embraer Group, at reasonable times and upon reasonable notice to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such Persons with the Directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

(b) The Company shall, and shall cause its Subsidiaries to, provide the members of the Embraer Group, in addition to other information that might be reasonably requested by written inquiry by the members of the Embraer Group from time to time (i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries, (ii) access to the chief executive officer, chief financial officer or other executive officer of the Company from time to time at reasonable times and upon reasonable notice to discuss the Company’s annual business plan and operating budget, and (iii) updates with respect to, and access to other information regarding, progress on the Company’s projects and related technology development roadmap.

(c) The Company will report in reasonable detail to EAH the following events or circumstances promptly (and in any event within forty-eight (48) hours) after any executive officer of the Company or any member of the Board becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (iv) any other material violation of Law (including any violation of law that an attorney representing the Company or its Subsidiaries has formally reported to any officers or directors of the Company pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).

(d) The Company will give EAH as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Effective Date. The Company will consult with EAH and, if requested by EAH, the Company will consult with Embraer’s independent auditors with respect thereto. The Company will not make any such determination or changes without EAH’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in the Company’s or Embraer’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

(e) Each of EAH and the Company, upon the reasonable request of the other Party, shall make available to the requesting Party all information, records and documents in its possession that may be relevant to any tax return, audit, examination, proceeding or determination with respect to taxes of the Company or any of its Subsidiaries, or any member of the Embraer Group, as the case may be.

Section 4.3 Other Information. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership, the Company shall promptly provide the members of the Embraer Group with such information as reasonably required or requested by the Embraer Group in connection with any debt or equity financing or refinancing transactions to be effected by them or for purposes of their compliance with applicable Laws or stock exchange regulations.

Section 4.4 Confidentiality.

(a) Subject to Section 2.10, EAH and the Sponsor shall not, and shall cause each member of the Embraer Group and the Sponsor not to, disclose any confidential non-public information provided to EAH and the Sponsor or any other member of the Embraer Group and the Sponsor, or to any Embraer Director and the Sponsor Director, respectively, in each case, pursuant to the terms of this Agreement, to any Person outside of the Embraer Group and the Sponsor.

(b) Notwithstanding the foregoing, any member of the Embraer Group and the Sponsor shall be permitted to disclose such information to its directors, officers or employees, and any member of the Embraer Group and the Sponsor or any Embraer Director and Sponsor Director shall be permitted to disclose any such information to their respective attorneys, accountants, consultants, advisors and other representatives if such Persons have a need to know such information in order to perform their duties and/or properly advise any member of the Embraer Group and the Sponsor, and are bound by an obligation to maintain confidentiality with respect to such information.

(c) Any member of the Embraer Group and the Sponsor shall be permitted to disclose any confidential non-public information to any Person outside of the Embraer Group and the Sponsor, respectively, (a) to the extent required (i) to comply with applicable Laws or stock exchange regulations, including in connection with the filing of financial or other reports required to be filed with any Governmental Authority or stock exchange, or (ii) by any subpoena, investigative demand, audit or similar process of any Governmental Authority, (b) in connection with any financing or capital raising transaction by any member of the Embraer Group and the Sponsor, subject to the execution of one or more customary confidentiality agreements with potential lenders or initial purchasers, or (c) subject to the execution of one or more customary confidentiality agreements, in connection with any transaction involving the direct or indirect sale or other disposition by any member of the Embraer Group and the Sponsor of Shares.

ARTICLE V

INDEPENDENT AUDITORS; COOPERATION

Section 5.1 Independent Auditors. For so long as the Embraer Group collectively holds a majority of the Shares then issued and outstanding, the Company shall take all Necessary Action to ensure that the Company appoints and retains as its independent auditors the same independent registered public accounting firm appointed as the independent auditors of Embraer and its Subsidiaries.

Section 5.2 Cooperation. The Company acknowledges that Embraer and/or EAH may in the future determine to effect a reorganization that may include a transaction or series of transactions that would result in stockholders of Embraer receiving direct ownership of Shares, whether by distribution, dividend, exchange offer or other means. The Company hereby agrees that upon the request of EAH, the Company shall cooperate with Embraer and EAH in implementing any such reorganization event, including by taking any Necessary Action, to effect any such reorganization event.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Sponsor Indemnity.

(a) For a period of six (6) years after the Closing Date, the Company will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the BCA which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of the Company or its control or ability to influence the Company; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor.

(b) Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for any Indemnified Liabilities in excess of $4 million in the aggregate pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

ARTICLE VII

TERMINATION

Section 7.1 Term. The terms of this Agreement shall terminate, and be of no further force and effect:

(a) upon the mutual consent of all of the parties hereto; or

(b) if the Embraer Group collectively holds a number of Shares representing less than the Embraer Group Requisite Ownership.

Section 7.2 Survival. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 7.2, Section 4.4 (which shall survive for one (1) year after the termination of this Agreement), Section 8.8 and Section 8.9; (ii) the rights with respect to the breach of any provision hereof by the Company; and (iii) the provisions set forth in Section 3.4, which shall survive until the expiration of the applicable statute of limitations with respect to any tax which may be imposed on the Affiliate of EAH referenced in Section 3.4.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Waiver. This Agreement may be amended by the Company and EAH at any time by execution of an instrument in writing signed on behalf of each of the Company and EAH. In addition,

any proposed amendment to Sections 2.1, 2.5(b), 2.10 or 4.4 or this Article VIII shall also require the written consent of the Sponsor until the earlier of (a) the day on which the Sponsor no longer has any rights under any of such Sections and (b) the day on which the Sponsor no longer holds at least 50% of the Shares held by the Sponsor on the date hereof.

Section 8.2 Severability. The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 8.1 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible.

Section 8.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the documents referenced herein and therein embody the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided that EAH may assign any and all of its rights under this Agreement, together with Transferring its Shares, to (i) any of its Affiliates (for the avoidance of doubt, without requiring the approval of the Company) or (ii) any other Person approved by a majority of the Directors that satisfy the independence requirements of NYSE in their sole discretion (each, an “Embraer Transferee”). EAH shall give written notice to the Company of its transfer of rights under this Section 8.4 no later than five (5) Business Days after EAH enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Embraer Transferee and identify the amount of Shares transferred and the scope of rights being transferred under this Section 8.4. In connection with any such transfer, the terms “EAH” and “Embraer” as used in this Agreement shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Embraer Transferee, be deemed to refer to such Embraer Transferee. EAH and any Embraer Transferee may exercise the rights under this Agreement in such priority, as among themselves, as they shall agree upon among themselves, and the Company shall observe any such agreement of which it shall have notice as provided above.

Section 8.5 Applicability of Rights in the Event of an Acquisition of the Company. In the event the Company merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than EAH), pursuant to a transaction or series of related transactions in which any member of the Embraer Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Shares held by any member of the Embraer Group, all of the rights of EAH and the Sponsor set forth in this Agreement shall continue in full force and effect and shall apply to the Person the equity securities of which are received by EAH and the Sponsor pursuant to such transaction or series of related transactions. The Company agrees that, without the consent of EAH, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 8.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 8.7 Remedies. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and EAH shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third-party beneficiary or otherwise.

Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a) if to the Company, to:

Eve Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:         Flávia Pavie

Email:              fpavie@eveairmobility.com

(b) if to EAH, to:

Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:         Fabiana Klajner Leschziner

Email:              fabiana.leschziner@embraer.com.br

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Paul T. Schnell

                          Thomas W. Greenberg

Email:              Paul.Schnell@skadden.com

                          Thomas.Greenberg@skadden.com

(c) if to Sponsor, to:

Zanite Sponsor LLC

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention:         Steven H. Rosen, Co-CEO

Email:              srosen@resiliencecapital.com

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:         Joel Rubinstein

                          Matthew Kautz

Email:              joel.rubinstein@whitecase.com

                          mkautz@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 8.8 is used, the earliest notice date established as set forth in this Section 8.8 shall control.

Section 8.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.10 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 8.10.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 8.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 8.12 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings preceding the text of Articles and Sections included herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(g) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or a Representative designated by such Party in writing as acceptable to receive such information on behalf of such Party;

(h) references to “day” or “days” are to calendar days;

(i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(j) references to a Person are also to its successors and permitted assigns; and

(k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall, if applicable, end on the next succeeding Business Day.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Stockholders Agreement on the day and year first above written.

EVE HOLDING, INC.

By:	/s/ André Duarte Stein
Name: André Duarte Stein
Title: Co-Chief Executive Officer

By:	/s/ Gerard J. DeMuro
Name: Gerard J. DeMuro
Title: Co-Chief Executive Officer

EMBRAER AIRCRAFT HOLDING INC.

By:	/s/ Gary Kretz
Name: Gary Kretz
Title: Officer

By:	/s/ Michael Klevens
Name: Michael Klevens
Title: Officer

ZANITE SPONSOR LLC

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Managing Member

[Signature Page to Stockholders Agreement]

Exhibit A

[Intentionally Omitted]